SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF THE REPORTING PERSONS

Set forth below are the names, present principal occupations or employment, business addresses and citizenship of the directors and executive officers of Hegro Well Pte. Ltd. (“Hegro”) and Xi’an Gewei Petroleum Equipment Co., Ltd. (“Xi’an Gewei”). Unless otherwise indicated, the business address of each person listed below is c/o GOWell Energy Technology, 1 Bulim Lane 2, #04-51/54, Singapore 648110.

Hegro Well Pte. Ltd.

Name	Position with Hegro	Present Principal Occupation or Employment	Business Address	Citizenship
Wenhua Liu	Director	Director of GOWell Energy Technology	1 Bulim Lane 2, #04-51/54, Singapore 648110	People’s Republic of China
Xi Zhang	Director	Chairman of the Board of Directors of GOWell Energy Technology	1 Bulim Lane 2, #04-51/54, Singapore 648110	People’s Republic of China
Yap Yong Sheng	Director	-	190 MIDDLE ROAD, #15-01, FORTUNE CENTRE, SINGAPORE 188979	Malaysian

Xi’an Gewei Petroleum Equipment Co., Ltd.

Name	Position with Xi’an Gewei	Present Principal Occupation or Employment	Business Address	Citizenship
Xi Zhang	Director	Chairman of the Board of Directors of GOWell Energy Technology	1 Bulim Lane 2, #04-51/54, Singapore 648110	People’s Republic of China
Wenhua Liu	Director	Director of GOWell Energy Technology	1 Bulim Lane 2, #04-51/54, Singapore 648110	People’s Republic of China
Fengkai Guo	Director	-	#20 Jinye Road, Xian, China 710076	People’s Republic of China
Yihua Chen	Director	-	#20 Jinye Road, Xian, China 710076	People’s Republic of China
Yulin Li	Director	-	#20 Jinye Road, Xian, China 710076	People’s Republic of China